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Exhibit 4.2(2)

        THE SECURITY EVIDENCED BY THIS CERTIFICATE, AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN (OR IN SUCH UNDERLYING SECURITIES) MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEGED OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE UNITED STATES SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

JANUARY 18, 2002	US$1,000,000

MDU COMMUNICATIONS INTERNATIONAL, INC.

CONVERTIBLE PROMISSORY NOTE AND LOAN AGREEMENT

        For Value Received, the receipt and sufficiency of which is hereby acknowledged, MDU Communications International, Inc., a Delaware corporation with principle office at 60-D Commerce Way, Totowa, New Jersey (the "Company") hereby promises to and will pay to the order of Trinity Pacific Investments Limited (the "Note Holder") on a monthly basis per Exhibit A, attached hereto, and ending no later than July 1, 2003 (the "Due Date") and thereafter on demand, the total principal sum of one million dollars (US$1,000,000) (the "Principal") and to pay interest on the Principal hereof at the rate of 3% per annum calculated and compounded monthly, from the date that the Principal is advanced hereunder and payable thereafter until the Principal becomes due.

        Note Holder agrees to advance the Principal to Company, or to a mutually agreed upon trust account, on or before the time required by or set forth in the asset purchase agreement negotiated with Verizon. The funds are to be used exclusively for the purpose of acquiring, operating and developing all or a portion of the Verizon MDU video asset as set forth in Company's bid to Verizon dated December 6, 2001. If Company receives 80% or more of Verizon properties on which it has placed a bid, it shall have full use of the entire Principal. If Company receives less than 80%, then Note Holder and Company shall in good faith decide on a percentage reduction in the Principal. Disbursement of the Principal shall be made according to payment terms negotiated in the asset purchase agreement with Verizon.

        The monthly payment of the Principal and interest of this Note shall be converted into fully paid and non-assessable common shares (the "Common Shares") of the Company at a conversion price of US$0.33 (the "Conversion Price") per Common Share unless otherwise mutually agreed to by Note Holder and Company. Note Holder shall have the option to defer any payment or conversion without penalty or additional interest to a subsequent date prior to or on the maturity date. Prior to the first conversion, Note Holder shall execute the Subscription Agreement, attached hereto as Exhibit B. Any remaining Principal amount of the Note and interest that is not converted by the Due Date, Company shall have the option to call conversion or repay any remaining Principal or interest amount owed to Note Holder.

        As soon as practicable after each conversion, the Company shall deliver to the Note Holder a certificate for such Common Shares. The Company shall undertake to file a Registration of the Common Shares and the Common Shares underlying the Warrants as set forth below, for secondary market resale, within ninety (90) days of Note Holder advancing the Principal amount to Company or into trust. If Company does not file a Registration, as set forth in the Subscription and Purchase Agreement, within, (a) 90 days of advancement, Note Holder shall retroactively receive as compensation an additional five (5%) percent of Common Shares, (b) 120 days of advancement, Note

Holder shall receive as compensation an additional ten (10%) percent of Common Shares, (c) 150 days of advancement, Note Holder shall receive as compensation an additional twenty (20%) percent of Common Shares, based upon the number of shares being then and subsequently converted. In addition, Note Holder shall have "piggy back" registration rights on any subsequent Registration filed by the Company.

        Note Holder shall also receive a total of 3,000,000 Warrants (based upon the advancement of the full amount of the Principal), each to purchase one Common Share of the Company at a price of US$0.43 per Common Share (the "Exercise Price"). The Warrants shall be issued as follows; 1,900,000 Warrants thirty (30) days following the Verizon Closing, and 1,100,000 Warrants ninety (90) days following the Verizon Closing. The purchase Warrants will have an exercise period of two years from the date of this Note. The Warrant to Purchase Common Stock and exercise information are set forth in Exhibit C, attached hereto. As soon as practicable upon exercise, the Company shall deliver to the Note Holder a certificate or certificates for such Common Shares.

        If and whenever prior to the Due Date, Company experiences an acquisition, merger or change of control that substantially effects and increases the share capital structure of the Company, Note Holder shall have the option of immediately calling for full and entire conversion of the remaining balance of the Note, notwithstanding Exhibit A.

        If and whenever prior to the Due Date, the Company shall (i) subdivide the outstanding Common Shares into a greater number of Common Shares, (ii) consolidate the outstanding Common Shares into lesser number of Common Shares, or (iii) issue Common Shares or securities convertible or exchangeable for Common Shares, to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend, the Conversion Price and the Exercise Price shall, on the effective date of such subdivision or consolidation or stock dividend, as the case may be, be adjusted to the amount which is in the same proportion to the Conversion Price in effect immediately prior to such subdivision, consolidation or stock dividend as the number of outstanding Common Shares before giving effect to such subdivision, consolidation or stock dividend bears to the number of outstanding Common Shares after giving effect to such subdivision, consolidation or stock dividend. Such adjustments shall be made successively whenever any event referred to herein shall occur.

        Notwithstanding the foregoing, the Company shall not be required to issue fractional Common Shares or Warrants upon the conversion of this Note. If any fractional interest in a Common Share or Warrant would be delivered upon conversion of this Note, the Company shall, in lieu of delivering a certificate for such fractional interest, satisfy such fractional interest by paying to the Note Holder an amount equal to the same fraction of the Conversion Price or Exercise Price.

        The Company further agrees to pay costs and expenses reasonably incurred by the Note Holder in connection with this Convertible Promissory Note and Loan Agreement and any other documents in connection herewith and those incurred by the Note Holder in enforcing payment of this Convertible Promissory Note and Loan Agreement, including all actual attorneys' fees, disbursements and court costs.

        This Convertible Promissory Note and Loan Agreement will be governed by and construed in accordance with the laws of the State of New Jersey and the Company and Note Holder hereby irrevocably submit to the jurisdiction of the courts of that State with respect to any disputes that may arise hereunder.

        Dated at Bermuda, this 24th day of January 2002.

MDU COMMUNICATIONS INTERNATIONAL, INC.
By: /s/ Sheldon Nelson
Title:
NOTE HOLDER
By: /s/ Trinity Pacific Investments Limited
Title:

        THE SECURITY EVIDENCED BY THIS CERTIFICATE, AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN (OR IN SUCH UNDERLYING SECURITIES) MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEGED OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE UNITED STATES SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

MDU COMMUNICATIONS INTERNATIONAL, INC.

WARRANT TO PURCHASE COMMON STOCK

        This is to certify that, for value received and subject to the terms and conditions set forth below, that Trinity Pacific Investments Limited, is entitled to purchase according to the terms set forth in the Convertible Promissory Note and Loan Agreement dated and executed on January 24, 2002 and MDU Communications International, Inc., a Delaware corporation ("the Company"), promises and agrees to sell and issue, according to the aforementioned Convertible Promissory Note and Loan Agreement, shares of Common Stock (hereinafter defined) at a price of US$0.43 per share ("Exercise Price").

        This Warrant is issued subject to the following terms and conditions:

        1.    Definitions.    Except as may be otherwise clearly required by the context, the following terms shall have the following meanings:

  "Common Stock" means the Common Stock of the Company.

  "Company" means MDU Communications International, Inc., a Delaware corporation.

  "Exercise Price" means the price at which a Warrant Holder may purchase one share of Common Stock (or Securities obtainable in lieu of one share of Common Stock) upon exercise of Warrants as determined from time to time pursuant to the provisions hereof.

  "Securities" means the Common Stock or other securities obtained or obtainable upon exercise of the Warrants.

  "Warrant Holder" means the person named in the initial paragraph of this certificate or any successor who is a record holder of Warrants.

  "Warrants" means the warrants evidenced by this certificate or by any certificate obtained upon partial exercise of Warrants.

        2.    Exercise of Warrants.    All or any part of the Warrants may be exercised by surrendering this certificate, together with appropriate instructions, duly executed by the Warrant Holder, or by its duly authorized attorney, at the office of the Company, 60-D Commerce Way, Totowa, New Jersey 07512, or at such other office or agency as the Company may designate by written notice to the Warrant Holder, accompanied by payment in full, in lawful money of the United States of the Exercise Price payable for the Securities being issued on exercise of such Warrants. If fewer than all the Warrants evidenced by this certificate are exercised, the Company will, upon such exercise, execute and deliver to the Warrant Holder a new certificate (dated the date hereof), in form and tenor substantially similar to this certificate, evidencing the Warrants not exercised. The Securities to be obtained on exercise of the Warrants shall be deemed to have been issued, and any person exercising the Warrants shall be deemed to have become a holder of record of those Securities, as of the date of the surrender of this certificate and the payment of the Exercise Price.

        3.    Adjustments in Certain Events.    The number, class and Exercise Price of Securities for which this certificate may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:

        (a) Stock Dividends, Splits, Etc.    If the outstanding shares of the Company's Common Stock are divided into a greater number of shares or a dividend in stock is paid on the Common Stock, the number of shares of Common Stock which may be purchased under this certificate shall be proportionately increased and the Exercise Price proportionately decreased; and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, the number of shares of Common Stock which may be purchased under this certificate shall be proportionately reduced and the Exercise Price proportionately increased. The increases and reductions provided for in this Section 3(a) shall be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the aggregate Exercise Price for such percentage upon such exercise shall be affected by any event described in this Section 3(a).

        (b) Mergers, Consolidations, Etc.    In case of any change in the Common Stock of the Company through merger, consolidation, reclassification, reorganization, partial or complete liquidation, transfer of assets or other change in the capital structure of the Company (not including the issuance of additional shares of Common Stock by the Company other than by stock split or stock dividend) (the "Capital Reorganization"), then, as a condition of such Capital Reorganization, lawful and adequate provision shall be made so that the holder of this certificate will have the right thereafter to receive upon the exercise of the Warrants the kind and amount of shares of stock or other securities or property to which it would have been entitled if, immediately prior to such Capital Reorganization, it had held the number of shares of Common Stock obtainable upon the exercise of the Warrants. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Warrant Holder, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be possible, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrants. The Company will not permit any Capital Reorganization described in this Section 3(b) to occur unless the issuer of the shares of stock or other securities to be received by the holder of this certificate, if not the Company, agrees to be bound by and comply with the provisions of this certificate.

        (c) Determination and Notice of Exercise Price.    When any adjustment is required to be made in the number of shares of Common Stock, Exercise Price, other securities, or the property purchasable upon exercise of the Warrants as provided in this Section 3, the Company shall promptly determine the new Exercise Price, number of such shares or other securities or property purchasable upon exercise of the Warrants and (i) prepare and retain on file a statement describing in reasonable detail the method used in arriving at the new Exercise Price or number of such shares or other securities or property purchasable upon exercise of the Warrants and (ii) cause a copy of such statement to be mailed to the Warrant Holder within sixty (60) days after the date when the event giving rise to the adjustment occurred.

        (d) No Fractional Shares.    No fractional shares of Common Stock or other Securities will be issued in connection with the exercise of any Warrants, but the Company shall pay, in lieu of fractional shares, a cash payment therefore on the basis of the mean between the bid and asked prices in the over-the-counter market or the closing price on a national securities exchange on the day immediately prior to exercise.

        (e) Issuance of Other Securities, Etc.    If other securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of any or all of the Company's Common Stock, such number of securities shall be distributed to the Warrant Holder upon exercise of his rights hereunder as such Warrant Holder or assignee would have been entitled to if this Warrant had been exercised prior to such distribution. The provisions with respect to adjustment of the Company's Common Stock provided in this Section 3 shall also apply to such other securities and securities of any subsidiary to which the Warrant Holder or his assignee shall be entitled under this Section 3(e).

        4.    Reservation of Shares.    The Company agrees that the number of shares of Common Stock or other Securities sufficient to provide for the exercise of the Warrants upon the basis set forth above shall at all times during the term of the Warrants be reserved for exercise.

        5.    Validity of Securities.    All Securities delivered upon the exercise of the Warrants shall be duly and validly issued in accordance with their terms, and the Company will pay all documentary and transfer taxes, if any, in respect of the original issuance thereof upon exercise of the Warrants.

        6.    Investment Representation.    The Warrant Holder represents and warrants that it has acquired the Warrants, and will acquire the Common Stock or other Securities, if any, upon exercise of the Warrants for his, her or its own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such shares (or underlying securities) for any particular event or circumstance, except for selling, transferring or disposing of said shares in full compliance with all applicable provisions of the Act and the Securities Exchange Act of 1934, and the Rules and Regulations promulgated by the Securities and Exchange Commission thereunder. The undersigned further understands and agrees that such shares may be sold only if they are subsequently registered under the Act or an exemption from such registration is available, and that any routine sales or securities made in reliance upon Rule 144 can be made only after the holding period specified in that Rule, and only in the amounts set forth in and pursuant to the other terms and conditions of that Rule. The undersigned understands that a stop order will be placed on the books and records of the transfer agent regarding the shares. An appropriate legend to the foregoing effect and of the type commonly placed on certificates evidencing privately placed securities may be placed on all certificates evidencing Securities.

        7.    No Rights as a Shareholder.    Except as otherwise provided herein, the Warrant Holder shall not, by virtue of ownership of Warrants, be entitled to any rights of a shareholder of the Company but shall, upon written request to the Company, be entitled to receive such quarterly or annual reports as the Company by mail shall distribute to its shareholders.

        8.    Registration Rights.    The Company shall undertake, pursuant to the terms of the Convertible Promissory Note and Loan Agreement dated January    , 2002 and the Subscription and Purchase Agreement, to register the resale of the Warrant shares and to keep the Registration current and valid during the exercise period of the Warrants, and for ninety (90) days thereafter, in accordance with such agreement at no cost to the Warrant Holder.

        9.    Notice.    Any notices required or permitted to be given hereunder shall be in writing and may be served personally or by mail; and if served by mail, shall be addressed as follows:

To Company:	MDU Communications International, Inc. 60-D Commerce Way Totowa, New Jersey 07512
To Warrant Holder:

        Any notice so given by mail shall be deemed effectively given 48 hours after mailing when deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed as specified above. Any party may by written notice to the other specify a different address for notice purposes.

        10.    Applicable Law.    This Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey.

        DATED as of January 24, 2002.

MDU COMMUNICATIONS INTERNATIONAL, INC.
per: /s/ Sheldon Nelson
Authorized Signatory

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MDU COMMUNICATIONS INTERNATIONAL, INC. CONVERTIBLE PROMISSORY NOTE AND LOAN AGREEMENT
MDU COMMUNICATIONS INTERNATIONAL, INC.
WARRANT TO PURCHASE COMMON STOCK